Exhibit 99.1

More information:

Torrey Martin

SVP, Communications and Corporate Development

203.956.8746

tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2016

ACHIEVES RESULTS IN LINE WITH FULL YEAR 2016 GUIDANCE

STAMFORD, Conn., March 31, 2017 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three- and twelve-month periods ended December 31, 2016 (the “fourth quarter” or “quarter” and “full year,” respectively) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

Key Highlights

☐	Net revenues were $232.4 million in the fourth quarter of 2016 and $969.4 million for the full year.

☐	Income from operations was $27.6 million in the fourth quarter and $133.0 million for the full year.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $55.7 million in the fourth quarter and $235.0 million for the full year.

“As anticipated, 2016 was a transitional year for the Company, as strong growth in our three core businesses – loyalty, customer engagement and insurance - was offset by the expected decline in our Legacy Membership and Package segment,” said Todd Siegel, the Company’s Chief Executive Officer. “In addition, during 2016 we have successfully executed against our key initiatives, including the transition to a new global organizational structure, as well as generating significant wins and securing key renewals in Global Loyalty and Global Customer Engagement, all of which should provide for a solid foundation for the long-term success of the Company in 2017 and beyond.”

“For 2017, we anticipate meaningful earnings growth in our core businesses of Global Loyalty, Global Customer Engagement and Insurance, which we believe will be driven by double-digit growth in Global Loyalty,” continued Siegel. “Accordingly, we expect the overall business to return to growth in 2017 on a currency consistent basis.”

Notes: The Company does not provide reconciliations of guidance for Adjusted EBITDA to Income from operations, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include business optimization, restructuring and stock compensation costs, foreign exchange rate changes, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, that are difficult to predict in advance in order to include in a GAAP estimate.

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Fourth Quarter Net Revenues

☐	Net revenues for the fourth quarter of 2016 decreased 17.4%, from $281.2 million in the fourth quarter of 2015 to $232.4 million. The decrease in overall net revenues was primarily due to expected revenue declines in our non-core Legacy Membership and Package segment, as well as lower Global Customer Engagement revenue, partially offset by higher Global Loyalty revenue.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the fourth quarter of 2016 decreased 4.6%, from $200.8 million in the fourth quarter of 2015 to $191.5 million. On a currency consistent basis, net revenues for the three core business segments were $197.7 million for the fourth quarter of 2016.

☐	Net revenues for the Legacy Membership and Package segment decreased 48.9%, from $80.6 million in the fourth quarter of 2015 to $41.2 million.

Fourth Quarter Operating Results

☐	Income from operations was $27.6 million as compared to a loss from operations of $57.5 million for the fourth quarter of 2015.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $55.7 million as compared to $72.5 million for the fourth quarter of 2015, a decrease of 23.2%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) increased $81.8 million as the impact of lower net revenues and higher general and administrative expenses were more than offset by the absence of impairment charges in 2016 as compared to those recorded in 2015, lower marketing and commission expense and lower operating costs.

☐	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) decreased $0.4 million due to a slight decrease in Global Loyalty and Global Customer Engagement, partially offset by an increase in Insurance Solutions.

☐	Segment EBITDA for the Legacy Membership and Package segment decreased $6.9 million as the lower net revenues were partially offset by lower marketing and commissions and lower operating costs including cost savings initiatives.

☐	As compared to Segment EBITDA, fourth quarter Adjusted EBITDA reflects the exclusion of, among other items, $7.7 million in costs related to certain ligation matters, $2.9 million in costs related primarily to restructuring of certain operations including related severance costs and $1.0 million of stock compensation expense.

Full Year Net Revenues

☐	Net revenues for 2016 decreased 17.1%, from $1,169.8 million in 2015 to $969.4 million. The decrease in overall net revenues was primarily due to expected revenue declines in our non-core Legacy Membership and Package segment, as well as lower Global Customer Engagement revenue.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for 2016 decreased 4.9%, from $821.0 million in 2015 to $781.1 million. On a currency consistent basis, net revenues for the three core business segments were $797.5 million in 2016.

☐	Net revenues for the Legacy Membership and Package segment decreased 45.9%, from $350.0 million in 2015 to $189.4 million.

Full Year Operating Results

☐	Income from operations was $133.0 million as compared to $35.5 million in 2015.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $235.0 million as compared to $268.5 million for 2015, a decrease of $33.5 million, or 12.5%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) increased $64.4 million as the impact of lower net revenues was more than offset by a reduced impact of impairment charges in 2016 as compared to 2015, lower marketing and commission expense and lower operating costs.

☐	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) increased $15.9 million, due to an increase in Global Customer Engagement and Insurance Solutions Segment EBITDA, partially offset by a decrease in Global Loyalty Segment EBITDA.

☐	Segment EBITDA for the Legacy Membership and Package segment decreased $45.4 million primarily due to lower net revenues and higher general and administrative expenses which were partially offset by lower marketing and commissions and lower operating costs including cost savings initiatives.

☐	As compared to Segment EBITDA, full year Adjusted EBITDA reflects the exclusion of, among other items, $21.0 million in costs relating to certain litigation matters, $13.0 million in costs related primarily to restructuring of certain operations including related severance costs and $4.1 million of stock compensation expense.

Segment Commentary

Global Loyalty net revenues increased by $5.0 million, or 12.8%, for the three months ended December 31, 2016 to $44.2 million as compared to $39.2 million for the three months ended December 31, 2015, and decreased $4.0 million, or 2.3%, from $171.0 million to $167.0 million for the full year. Global Loyalty net revenue increased for the quarter due to growth with existing clients primarily from increased gross transactional sales volume of higher margin products. Net revenue decreased for the full year as increased revenues from growth with existing clients were more than offset by lower revenue from the loss of a key client in 2015.

Global Loyalty Segment EBITDA decreased by $0.7 million to $15.2 million for the three months ended December 31, 2016 as compared to $15.9 million for the three months ended December 31, 2015, and decreased by $4.5 million to $56.4 million from $60.9 million for the full year. For the quarter, the increased contribution associated with existing client growth was more than offset by increased investment for new client implementations. For the full year, the increased contribution and margin improvement associated with existing clients was more than offset by the loss of a key client in 2015, as well as the increased investment required for new client launches in 2017.

Global Customer Engagement net revenues decreased by $13.8 million, or 13.1%, to $91.5 million for the three months ended December 31, 2016 as compared to $105.3 million for the three months ended December 31, 2015, and decreased $31.9 million, or 7.6%, from $418.2 million to $386.3 million for the full year. Net revenues for the quarter decreased $7.6 million on a currency consistent basis, primarily from lower revenues in our engagement solutions business principally due to delays in product launches with new clients, as well as lower revenues in our revenue enhancement business principally caused by the timing of marketing campaign launches. On a currency consistent basis, net revenues for the full year decreased by $15.5 million, primarily due to lower revenues in our revenue enhancement business principally caused by the timing of marketing campaign launches and the recording of a one-time non-cash adjustment, as well as lower revenues in our engagement solutions business due to the timing of product launches with new clients and a change in deal structure with a client (which impacted our net revenue but had a limited impact on Segment EBITDA). Net revenues declined $6.2 million and $16.4 million in the fourth quarter and the full year, respectively, from the unfavorable impact from foreign exchange.

Global Customer Engagement Segment EBITDA decreased by $1.5 million to $16.2 million for the three months ended December 31, 2016 as compared to $17.7 million for the three months ended December 31, 2015, and increased by $12.6 million to $71.1 million from $58.5 million for the full year. For the quarter, Global Customer Engagement Segment EBITDA decreased primarily due to lower revenues which were partially offset by lower marketing and commission expense, lower operating costs and lower general and administrative expenses. For the full year, lower net revenue was more than offset by lower marketing and commission expense, lower operating costs and lower general and administrative expenses. The lower marketing and commission expense for the quarter and the full year was primarily due to the timing of campaign launches. The lower operating costs for the quarter and the full year were primarily related to lower product and servicing costs and the favorable impact of foreign exchange. The lower general and administrative expenses for the quarter and the full year were primarily due to lower employee related costs and the favorable impact of foreign exchange.

Insurance Solutions net revenues decreased by $0.5 million, or 0.9%, to $55.8 million for the three months ended December 31, 2016 as compared to $56.3 million for the three months ended December 31, 2015, and decreased by $4.0 million, or 1.7%, from $231.8 million to $227.8 million for the full year. Insurance net revenues decreased for both the quarter and the full year primarily due to lower average supplemental insureds, partially offset by a lower cost of insurance due to lower claims experience.

Insurance Solutions Segment EBITDA increased by $1.8 million to $16.6 million for the three months ended December 31, 2016 as compared to $14.8 million for the three months ended December 31, 2015, and increased by $7.8 million to $77.9 million from $70.1 million for the full year. Insurance Segment EBITDA increased for both the quarter and the full year primarily due to lower marketing and commission expense, partially offset by lower net revenues. Full year Segment EBITDA also increased due to lower employee related costs.

Legacy Membership and Package net revenues decreased by $39.4 million, or 48.9%, to $41.2 million for the three months ended December 31, 2016 as compared to $80.6 million for the three months ended December 31, 2015, and decreased by $160.6 million, or 45.9%, to $189.4 million from $350.0 million for the full year. Legacy Membership and Package net revenues decreased for the quarter and the full year primarily due to the expected attrition of legacy members and terminated programs from large financial institution partners, as well as a decline in Package revenue primarily due to the impact of lower average Package members.

Legacy Membership and Package Segment EBITDA decreased by $6.9 million to $8.2 million for the three months ended December 31, 2016 as compared to $15.1 million for the three months ended December 31, 2015, and decreased by $45.4 million to $40.9 million from $86.3 million for the full year. Legacy Member and Package Segment EBITDA decreased for both the quarter and full year periods, primarily due to the lower net revenues and higher general and administrative expenses which were partially offset by lower marketing and commission expense and lower operating costs.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs increased by $4.1 million to $13.8 million for the three months ended December 31, 2016 as compared to $9.7 million for the three months ended December 31, 2015, and decreased by $0.7 million to $56.6 million from $57.3 million for the full year. Corporate costs increased for the quarter primarily from the reversal of management fees in 2015.

Selected Liquidity Data

Affinion Group, Inc.

At December 31, 2016, Affinion had outstanding senior notes, senior subordinated notes, and senior secured credit facilities (which consist of first lien and second lien term loan facilities and a revolving credit facility).

At December 31, 2016, Affinion had $753.7 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $474.6 million (net of discounts) outstanding under its senior notes, $116.2 million outstanding under the Affinion International Holdings Limited cash/PIK senior notes and $22.6 million outstanding under the Affinion Investments, LLC senior subordinated notes.

At December 31, 2016, there were no borrowings against Affinion’s revolving credit facility and $69.2 million of the credit facility was available for borrowing, after giving effect to the issuance of $10.8 million in letters of credit.

As of December 31, 2016, Affinion’s senior secured leverage ratio was 3.07 to 1.0. The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined), and must be equal to or less than 4.25 to 1.0 at December 31, 2016.

As of December 31, 2016, Affinion’s fixed charge coverage ratio was 2.30 to 1.0. The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the twelve months ended December 31, 2016, Affinion’s net cash provided by operating activities was $28.3 million and the net income was $17.1 million. Pro forma Adjusted EBITDA (as defined in Note (c) of Table 7) for both ratio calculations above was $237.2 million for the twelve months ended December 31, 2016.

At December 31, 2016, Affinion had $36.2 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At December 31, 2016, Affinion Holdings had $15.0 million outstanding under its senior secured PIK/toggle notes, in addition to Affinion’s debt instruments.

At December 31, 2016, Affinion Holdings had $37.7 million of unrestricted cash on hand, of which $1.5 million resides at Affinion Holdings.

Conference Call Information

Affinion Group Holdings, Inc. will not hold an informational call to discuss the results for the quarter and full year ended December 31, 2016. However, the Company intends to hold an informational call following the announcement of the financial results for the three month period ended March 31, 2017.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2016 and the consolidated results of operations for the twelve month period ended December 31, 2016 to the unaudited consolidated results of operations for the three month period ended December 31, 2015 and the audited consolidated results of operations for the twelve month period ended December 31, 2015.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,370 employees and operates in 21 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2016 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

(In millions, except share amounts)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$37.7	$55.4
Restricted cash	26.1	29.2
Receivables (net of allowances for doubtful accounts of $3.0 and $3.1, respectively)	135.9	114.0
Profit-sharing receivables from insurance carriers	18.8	19.9
Prepaid commissions	33.9	38.4
Other current assets	70.6	85.6

Total current assets	323.0	342.5
Property and equipment, net	105.5	119.5
Contract rights and list fees, net	16.4	16.6
Goodwill	218.2	225.8
Other intangibles, net	41.5	55.0
Other non-current assets	34.3	44.9

Total assets	$738.9	$804.3

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$7.8	$7.8
Accounts payable and accrued expenses	327.6	350.3
Deferred revenue	54.8	69.3
Income taxes payable	2.7	2.4

Total current liabilities	392.9	429.8
Long-term debt	1,855.8	1,886.8
Deferred income taxes	26.9	35.9
Deferred revenue	4.8	7.7
Other long-term liabilities	31.4	27.1

Total liabilities	2,311.8	2,387.3

Commitments and contingencies
Deficit:
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,093,330 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 429,039 and 491,167 shares issued and 427,955 and 490,083 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 451,623 and 517,018 shares issued and 450,482 and 515,877 shares outstanding	—	—
Additional paid in capital	409.5	405.7
Accumulated deficit	(1,966.5)	(1,982.2)
Accumulated other comprehensive income (loss)	(15.7)	(6.2)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,573.7)	(1,583.7)
Non-controlling interest in subsidiary	0.8	0.7

Total deficit	(1,572.9)	(1,583.0)

Total liabilities and deficit	$738.9	$804.3

TABLE 2

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2016 AND 2015

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Net revenues	$232.4	$281.2	$969.4	$1,169.8

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	81.3	117.3	335.7	448.7
Operating costs	79.2	87.1	327.2	385.2
General and administrative	28.8	22.4	116.0	115.6
Impairment of goodwill and other long-lived assets	—	93.2	—	93.2
Facility exit costs	0.7	0.6	0.8	1.8
Depreciation and amortization	14.8	18.1	56.7	89.8

Total expenses	204.8	338.7	836.4	1,134.3

Income (loss) from operations	27.6	(57.5)	133.0	35.5
Interest income	0.2	—	0.5	1.8
Interest expense	(27.6)	(41.7)	(109.9)	(215.6)
Gain on extinguishment of debt	—	318.9	—	318.9
Other income, net	0.1	—	0.1	1.2

Income before income taxes and non-controlling interest	0.3	219.7	23.7	141.8
Income tax expense	(1.7)	(1.7)	(7.4)	(5.9)

Net income (loss)	(1.4)	218.0	16.3	135.9
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.6)	(0.6)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$(1.5)	$217.9	$15.7	$135.3

Earnings (loss) per share attributable to holders of Common Stock
Basic	$(0.15)	$23.96	$1.74	$95.07

Diluted	$(0.15)	$23.96	$1.74	$95.07

Earnings per share attributable to Class A and Class B common shareholders
Basic		$2.64		$0.14

Diluted		$1.69		$0.09

Weighted average common shares outstanding
Basic	9,113,370	5,238,549	9,104,191	1,320,401

Diluted	9,113,833	5,238,549	9,104,982	1,320,401

Weighted average Class A and Class B common shares outstanding
Basic		35,043,656		72,290,489

Diluted		54,740,012		111,115,680

Net income (loss)	$(1.4)	$218.0	$16.3	$135.9
Currency translation adjustment, net of tax for all periods	(3.6)	(2.1)	(9.4)	(7.8)

Comprehensive income (loss)	(5.0)	215.9	6.9	128.1
Less: comprehensive income attributable to non-controlling interest	(0.2)	—	(0.7)	(0.2)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$(5.2)	$215.9	$6.2	$127.9

TABLE 3

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(In millions)

	For the Year Ended December 31,
	2016	2015
Operating Activities
Net income	$16.3	$135.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56.7	89.8
Amortization of debt discount, financing costs and carrying value adjustment	(31.4)	6.8
Impairment of goodwill and other long-lived assets	—	93.2
Provision for (recovery of) accounts receivable loss provided for	0.2	(4.3)
(Gain) on extinguishment of debt	—	(318.9)
Facility exit costs	0.8	1.8
Share-based compensation	3.7	3.0
Deferred income taxes	2.4	1.2
Net change in assets and liabilities:
Restricted cash	(0.1)	6.0
Receivables	(25.6)	4.8
Receivables from related parties	—	6.1
Profit-sharing receivables from insurance carriers	1.0	8.9
Prepaid commissions	3.7	9.3
Other current assets	12.5	10.3
Contract rights and list fees	0.1	(0.2)
Other non-current assets	(0.7)	(6.4)
Accounts payable and accrued expenses	(4.4)	(15.2)
Payables to related parties	—	(0.2)
Deferred revenue	(14.4)	(19.8)
Income taxes receivable and payable	(0.3)	0.2
Other long-term liabilities	3.0	(5.0)
Other, net	2.1	3.1

Net cash provided by operating activities	25.6	10.4

Investing Activities
Capital expenditures	(34.3)	(31.4)
Restricted cash	1.8	(0.6)
Acquisition-related payments, net of cash acquired	—	(1.7)
Proceeds from sale of investment	—	1.5

Net cash used in investing activities	(32.5)	(32.2)

Financing Activities
Repayments under revolving credit facility, net	—	(5.0)
Proceeds from issuance of debt	—	110.0
Financing costs	—	(14.7)
Principal payments on borrowings	(7.8)	(42.9)
Dividend paid to non-controlling interest	(0.5)	(0.6)

Net cash provided by (used in) financing activities	(8.3)	46.8

Effect of changes in exchange rates on cash and cash equivalents	(2.5)	(1.9)

Net increase (decrease) in cash and cash equivalents	(17.7)	23.1
Cash and cash equivalents, beginning of year	55.4	32.3

Cash and cash equivalents, end of year	$37.7	$55.4

Supplemental Disclosure of Cash Flow Information:
Interest payments	$133.8	$184.2

Income tax payments, net of refunds	$4.3	$3.4

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Global Loyalty
Gross Transactional Sales Volume (1)	$635,233	$486,472	$2,116,670	$1,878,919
Gross Transactional Sales Volume per Transaction (1)	$111.92	$93.64	$133.92	$127.65
Total Transactions	5,676	5,195	15,805	14,719
Global Customer Engagement
Average Subscribers (2)	2,552	2,677	2,627	2,723
Annualized Net Revenue per Average Subscriber (3)	$100.01	$105.95	$103.21	$103.71
Engagement Solutions Platform Revenue	$27,664	$34,310	$117,962	$135,763
Insurance Solutions
Average Supplemental Insureds (2)	3,250	3,451	3,330	3,538
Annualized Net Revenue per Supplemental Insured (3)	$67.45	$63.91	$67.10	$64.17
Legacy Membership and Package
Average Legacy Members (2)	1,295	2,749	1,599	3,437
Annualized Net Revenue per Legacy Member (3)	$106.65	$95.21	$100.16	$87.40

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber and Supplemental Insured are all calculated by taking the revenues from subscribers or insureds, as applicable, for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income (loss) from operations for the three months and year ended December 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income (loss) from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (e) of Table 6:

	Three Months Ended December 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)	2016	2015	(Decrease)
	(in millions)
Global Loyalty	$44.2	$39.2	$5.0	$15.2	$15.9	$(0.7)	$16.2	$15.9	$0.3
Global Customer Engagement	91.5	105.3	(13.8)	16.2	17.7	(1.5)	16.7	20.0	(3.3)
Insurance Solutions	55.8	56.3	(0.5)	16.6	14.8	1.8	17.2	15.3	1.9

Subtotal	191.5	200.8	(9.3)	48.0	48.4	(0.4)	50.1	51.2	(1.1)
Legacy Membership and Package	41.2	80.6	(39.4)	8.2	15.1	(6.9)	16.9	34.3	(17.4)
Eliminations	(0.3)	(0.2)	(0.1)	—	—	—	—	—	—
Corporate	—	—	—	(13.8)	(9.7)	(4.1)	(11.3)	(13.0)	1.7
Impairment of goodwill and other long-lived assets	—	—	—	—	(93.2)	93.2	—	—	—

Total	$232.4	$281.2	$(48.8)	42.4	(39.4)	81.8	55.7	72.5	(16.8)

Effect of purchase accounting, reorganizations and non-recurring revenues and gains							—	—	—
Certain legal costs							(7.7)	(2.4)	(5.3)
Net cost savings							(2.1)	(3.0)	0.9
Other, net							(3.5)	(106.5)	103.0
Depreciation and amortization				(14.8)	(18.1)	3.3	(14.8)	(18.1)	3.3

Income (loss) from operations				$27.6	$(57.5)	$85.1	$27.6	$(57.5)	$85.1

	Three Months Ended December 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	7.7	—	—	7.7
Net cost savings	0.6	—	—	1.0	0.5	—	2.1
Other, net	0.4	0.5	0.6	—	2.0	—	3.5

Total	$1.0	$0.5	$0.6	$8.7	$2.5	$—	$13.3

	Three Months Ended December 31, 2015
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	2.4	—	—	2.4
Net cost savings	—	2.6	—	0.4	—	—	3.0
Other, net	—	(0.3)	0.5	16.4	(3.3)	93.2	106.5

Total	$—	$2.3	$0.5	$19.2	$(3.3)	$93.2	$111.9

TABLE 5 - (cont’d)

	Year Ended December 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
	(in millions)
Global Loyalty	$167.0	$171.0	$(4.0)	$56.4	$60.9	$(4.5)	$58.0	$61.9	$(3.9)
Global Customer Engagement	386.3	418.2	(31.9)	71.1	58.5	12.6	78.7	66.5	12.2
Insurance Solutions	227.8	231.8	(4.0)	77.9	70.1	7.8	77.8	70.6	7.2

Subtotal	781.1	821.0	(39.9)	205.4	189.5	15.9	214.5	199.0	15.5
Legacy Membership and Package	189.4	350.0	(160.6)	40.9	86.3	(45.4)	67.8	119.0	(51.2)
Eliminations	(1.1)	(1.2)	0.1	—	—	—	—	—	—
Corporate	—	—	—	(56.6)	(57.3)	0.7	(47.3)	(49.5)	2.2
Impairment of goodwill and other long-lived assets	—	—	—	—	(93.2)	93.2	—	—	—

Total	$969.4	$1,169.8	$(200.4)	189.7	125.3	64.4	235.0	268.5	(33.5)

Effect of purchase accounting, reorganizations and non-recurring revenues and gains							—	(0.1)	0.1
Certain legal costs							(21.0)	(7.1)	(13.9)
Net cost savings							(9.9)	(14.9)	5.0
Other, net							(14.4)	(121.1)	106.7
Depreciation and amortization				(56.7)	(89.8)	33.1	(56.7)	(89.8)	33.1

Income from operations				$133.0	$35.5	$97.5	$133.0	$35.5	$97.5

	Year Ended December 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	20.4	0.6	—	21.0
Net cost savings	0.6	2.7	—	4.5	2.1	—	9.9
Other, net	1.0	4.9	(0.1)	2.0	6.6	—	14.4

Total	$1.6	$7.6	$(0.1)	$26.9	$9.3	$—	$45.3

	Year Ended December 31, 2015
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$0.1	$—	$—	$0.1
Certain legal costs	—	—	—	7.0	0.1	—	7.1
Net cost savings	—	5.8	—	6.3	2.8	—	14.9
Other, net	1.0	2.2	0.5	19.3	4.9	93.2	121.1

Total	$1.0	$8.0	$0.5	$32.7	$7.8	$93.2	$143.2

(1)	Segment EBITDA consists of income (loss) from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income (loss) determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the years ended December 31, 2016 and 2015 and the three months ended December 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income (loss) determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2016 and 2015 to Affinion Holdings’ Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$15.7	$135.3	$(1.5)	$217.9
Interest expense, net	109.4	213.8	27.4	41.7
Income tax expense	7.4	5.9	1.7	1.7
Non-controlling interest	0.6	0.6	0.1	0.1
Other income, net	(0.1)	(1.2)	(0.1)	—
Gain on extinguishment of debt	—	(318.9)	—	(318.9)
Depreciation and amortization	56.7	89.8	14.8	18.1
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	—	0.1	—	—
Certain legal costs (b)	21.0	7.1	7.7	2.4
Net cost savings (c)	9.9	14.9	2.1	3.0
Other, net (d)	14.4	121.1	3.5	106.5

Adjusted EBITDA, excluding pro forma adjustments (e)(f)	235.0	$268.5	$55.7	$72.5

Effect of the pro forma adjustments (g)	2.1

Adjusted EBITDA, including pro forma adjustments (h)	$237.1

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of the former Membership Products segment, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income (loss) from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(g)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2016.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income (loss) from operations before depreciation and amortization.

	For the Year Ended		For the Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss) attributable to Affinion Group Holdings, Inc.	$15.7	$135.3	$(1.5)	$217.9
Interest expense, net	109.4	213.8	27.4	41.7
Income tax expense	7.4	5.9	1.7	1.7
Non-controlling interest	0.6	0.6	0.1	0.1
Other income, net	(0.1)	(1.2)	(0.1)	—
Gain on extinguishment of debt	—	(318.9)	—	(318.9)
Depreciation and amortization	56.7	89.8	14.8	18.1

Segment EBITDA	$189.7	$125.3	$42.4	$(39.4)

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the years and three months ended December 31, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Net cash provided by (used in) operating activities	$28.3	$14.1	$(12.1)	$14.8
Interest expense, net	108.8	176.1	27.1	36.1
Income tax expense	7.4	5.9	1.7	1.7
Amortization of debt discount, financing costs and carrying value adjustment	29.3	(3.4)	7.6	3.6
Recovery of (provision for) loss on accounts receivable	(0.2)	4.3	—	(1.2)
Deferred income taxes	(2.4)	(1.2)	(0.6)	0.3
Changes in assets and liabilities	23.3	28.8	20.5	0.7
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (a)	30.9	22.1	9.8	5.4
Other, net (b)	9.7	21.9	1.8	11.1

Adjusted EBITDA, excluding pro forma adjustments (c)(d)	235.1	$268.6	$55.8	$72.5

Effect of the pro forma adjustments (e)	2.1

Adjusted EBITDA, including pro forma adjustments (f)	$237.2

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(b)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization and (iv) consulting fees payable to Apollo.
(c)	Adjusted EBITDA consists of income (loss) from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(d)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(e)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2016.
(f)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (e) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net income (loss) attributable to Affinion Group, Inc. for the years and three months ended December 31, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Net income (loss) attributable to Affinion Group, Inc.	$16.5	$(30.0)	$(1.1)	$20.4
Interest expense, net	108.8	176.1	27.1	36.1
Income tax expense	7.4	5.9	1.7	1.7
Non-controlling interest	0.6	0.6	0.1	0.1
Other income, net	(0.1)	(1.2)	(0.1)	—
Gain on extinguishment of debt	—	(115.8)	—	(115.8)
Depreciation and amortization	56.7	89.8	14.8	18.1
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	—	0.1	—	—
Certain legal costs (b)	21.0	7.1	7.7	2.4
Net cost savings (c)	9.9	14.9	2.1	3.0
Other, net (d)	14.3	121.1	3.5	106.5

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	235.1	$268.6	$55.8	$72.5

Effect of the pro forma adjustments (g)	2.1

Adjusted EBITDA, including pro forma adjustments (h)	$237.2

Senior secured leverage ratio (i)	3.07
Fixed charge coverage ratio (j)	2.30

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of the former Membership Products segment, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income (loss) from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(g)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2016.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.
(i)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at December 31, 2016.
(j)	The fixed charge coverage ratio is defined in the indentures governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.